news	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael Earl
Vice President, Investor Relations
(918) 493-7700

For Immediate Release…
August 29, 2017

UNIT CORPORATION ANNOUNCES MANAGEMENT PROMOTIONS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced that David T. Merrill, the company’s Senior Vice President, Chief Financial Officer, and Treasurer, has been promoted to Chief Operating Officer, effective August 28, 2017. In his new role, Mr. Merrill will be responsible for the day-to-day management of the company and its operating segments. Mr. Merrill will continue to report to Larry Pinkston, the company’s President and Chief Executive Officer. Mr. Merrill will continue to serve as the company’s Chief Financial Officer and Treasurer until a replacement is named. Mr. Merrill joined the company in August 2003 and served as its Vice President of Finance until February 2004 when he was elected to the position of Chief Financial Officer and Treasurer. In May 2012, he was promoted to Senior Vice President.

In addition, the company promoted David Dunham to Senior Vice President of Business Development. In that role Mr. Dunham will be responsible for identifying strategic opportunities to grow each of the company’s business segments. Mr. Dunham joined Unit in November 2007 as Director of Corporate Planning, and in January 2012 he was promoted to the position of Vice President of Corporate Planning.

Mr. Pinkston said: “We are very pleased with David Merrill’s many contributions to the company to this point and look forward to his continued and expanded leadership role in this new capacity. We are also pleased to promote David Dunham into his new role. His expertise in business development will continue to be a great asset to the company.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.